Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 23, 2007, accompanying the combined financial statements of Chase Paymentech as of and for the year ended December 31, 2006 included in the Annual Report of First Data Corporation on Form 10-K/A for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the following Registration Statements of First Data Corporation:

(1) Form S-8 Nos. 333-125588, 333-101883, 333-90180, 333-90182, 333-66368, 33-47234, 33-48578, 33-82826, 33-87338, 33-90992, 33-62921, 33-98724, 33-99882, 333-09017, 333-09031, 333-28857, 333-68689, 333-81691, 333-85715, 333-90719 and 333-93703;

(2) Form S-3 No. 333-120214; and

(3) Form S-4 Nos. 333-15497 and 333-105432.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 23, 2007